Exhibit 10.1

Exclusive Perpetual Worldwide Trademark Licensing Agreement

1. Introduction. Agreement dated December 27, 2010, between C&C LLC, a South Dakota Limited Liability Company with principal offices at 21223 463T Avenue, Volga SD 57071 (Licensor), and Shogun Energy, Inc. with principal offices at 118 Front Street, Brookings SD 57007 (Licensee).

2. Subject Matter of Agreement. Licensor is the proprietor of the trademarks "Shogun" a composite mark having registration number 3831415, and "Shogun Energy Drink" having registration number 3831408 (collectively "Trademark"), and Licensee and Licensor wish to permit Licensee to use the Trademark worldwide.

3. Grant of Rights. Licensor grants to Licensee the exclusive right to use the Trademark in the Territory in connection with the manufacture and sale of energy drinks, the merchandise to which the Trademark applies (Merchandise). Licensee undertakes to use the Trademark in the Territory in accordance with the terms of this Agreement.

4. Manufacture of Trademarked Merchandise by Licensee. Licensee may manufacture, distribute, and sell the Merchandise at Licensee's own cost and expense. Licensee shall use the Trademark only in connection with merchandise manufactured by it in accordance with the specifications, directions, and processes that Licensor furnishes to Licensee from time to time. The quality of the Merchandise shall be satisfactory to Licensor.

5. Inspection of Merchandise by Licensor. Licensor, by Licensor's authorized representatives, may at any time enter upon Licensee's premises to determine whether the Merchandise is being manufactured by Licensee in accordance with the provisions of Paragraph 4 of this Agreement. Upon Licensor's request, Licensee shall submit to Licensor's representatives samples of the Merchandise so that Licensor may determine whether the Merchandise's quality is satisfactory.

6. Use of Trademark. Licensee shall indicate Licensor's ownership of the Trademark whenever Licensee uses the Trademark in connection with the advertising, manufacture, or sale of the Merchandise. Licensor will furnish Licensee with samples of Licensor's packages and labels, and Licensee will use only those packages and labels in connection with the Merchandise unless otherwise directed in writing by Licensor.

7. Protection of Trademark by Licensee. Licensee will comply with all the laws applicable to trademarks in the Territory including compliance with marking requirements. Should Licensee fail to perform Licensee's obligations under this Paragraph, Licensor may perform them on Licensee's behalf, without notice to Licensee and at Licensee's cost and expense.

8. Protection of Trademark by Licensor. If the Trademark is not presently registered in the a specific nation state in which Licensee desires to sell Merchandise, or to have Merchandise sold or otherwise distributed on its behalf, Licensor, at Licensee's cost and expense, will register the Trademark in the Territory. Licensor will maintain the Trademark in the Territory during the term of this Agreement. Licensor, during the term of this Agreement, will not permit any one other than Licensee to use the Trademark in the Territory.

9. Assignment by Licensee. None of the rights granted to Licensee by this Agreement can be assigned to others without Licensor's express written consent. Licensee can have the Merchandise manufactured by others for Licensee. In such event, the agreements between Licensee and Licensee's subcontractors shall be subject to Licensor's written approval, which consent shall not be unreasonably withheld, and shall provide that Licensor may enter upon Licensee's subcontractors' premises to determine whether the Merchandise is being produced in accordance with the provisions of Paragraph 4 of this Agreement.

10. Royalties. Licensee will pay Licensor a royalty of one half cent ($0.005) per can, bottle, or other container of Merchandise, not to exceed 64 ounces in volume. For sales of Merchandise in units larger than 64 ounces, a separate royalty amount shall be negotiated between the parties, prior to any such sales of Merchandise.

11. Payment of Royalties. Royalties shall be computed quarterly and paid no later than the last day of the month following each calendar quarter. The first royalty payment shall be for the period ended March 31, 2012.

12. Royalty Statements. Each payment of royalties shall be accompanied by a statement showing the number of units of the Merchandise sold by Licensee during the period covered by the royalty payment, as well as Licensee's gross receipts for those sales and the computation of royalties due to Licensor.

13. Records to Be Maintained by Licensee. Licensee shall at all times keep an accurate record of all transactions covered by this Agreement.

14. Licensor's Right to Audit Records. Licensor may, at Licensor's expense, audit Licensee's books and records for the purpose of verifying the royalty statements and payments. This right shall terminate, with regard to each royalty statement and payment, seven years after the statement has been rendered and payment received. The audit must be made by a certified public accountant or certified public accounting firm, during regular business hours, and upon three days' notice to Licensee.

15. Licensee Not to Impair Value of Trademark. Licensee acknowledges Licensor's exclusive right, title, and interest in and to the Trademark and will not do anything that will in any way impair or tend to impair any part of Licensor's right, title, and interest. In connection with the use of the Trademark, Licensee will not represent that Licensee has any ownership in the Trademark or in its registration. Use of the Trademark by Licensee will not create any right, title, or interest in or to the Trademark in favor of Licensee. Licensee will not at any time, either during the term of this Agreement or after it has ended, adopt or use any word or mark that is similar to or confusing with the Trademark, without Licensor's prior written consent.

16. Term of Agreement. The term of this Agreement is perpetual starting on January 1, 2011, unless terminated in accordance with Section 17 below.
17. Termination Upon Occurrence of Events. This Agreement will terminate or may be terminated upon the occurrence of any of the events set out in this Paragraph.

a. Licensee's Insolvency, Bankruptcy, Etc. If Licensee makes any assignment of Licensee's assets or business for the benefit of Licensee's creditors, or if a trustee or receiver is appointed to administer or conduct Licensee's business or affairs, or if Licensee is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, then the rights granted by this Agreement to Licensee shall cease and terminate without prior notice or legal action by Licensor.

b. Licensee's Failure to Comply With Terms of Agreement. Should Licensee fail to comply with any provision of this Agreement, Licensor may terminate this Agreement upon not less than 30 days' written notice to Licensee. However, if Licensee corrects the default during the notice period, the notice shall be of no further force or effect.

c. Licensor's Failure to Comply With Terms of Agreement. Should Licensor fail to comply with any provision of this Agreement, Licensee may terminate this Agreement upon not less than 30 days' written notice to Licensor. However, if Licensor corrects the default during the notice period, the notice shall be of no further force or effect.

d. Licensee's Failure to Perform in Market Space. Should Licensee fail to sell a minimum of 69,120 cans of Merchandise in any calendar quarter, Licensor shall have the right, but not the obligation, to terminate the Agreement upon not less than 30 days written notice to Licensee. Licensor's election not to terminate this Agreement for any failures by Licensee in any quarter shall not waive Licensor's rights under this provision for any future calendar quarter.

18. Effect of Termination. Upon termination of this Agreement for any reason, Licensee will stop all use of the Trademark and will deliver to Licensor all material and papers, other than the Merchandise, upon which the Trademark appears. Licensee will also stop manufacture of the Merchandise except that work already in progress may be completed. Licensee may continue to sell any inventory that Licensee has on hand for a period of three months following the termination of this Agreement. Licensee must pay royalties on such sales to Licensor in accordance with the terms of this Agreement. If Licensor has unsold inventory at the end of the three-month period following termination of this Agreement, such inventory must be sold to Licensor or to a person or entity designated by Licensor at Licensee's cost.

19. Arbitration of Disputes. All claims, disputes, and other matters in question arising out of this Agreement shall be decided by arbitration in Sioux Falls, SD in accordance with the rules of the American Arbitration Association then obtaining unless the parties mutually agree otherwise. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having proper jurisdiction.

20. Notices. All notices given under this Agreement shall be mailed by registered or certified mail, return receipt requested, addressed to the party to be notified at the address shown in this Agreement, or such other address as may be furnished from time to time in writing to the notifying party.

21. Applicable Law. This Agreement shall be interpreted in accordance with the laws of South Dakota regardless of where it is executed.

/s/ C&C, LLC	/s/ Shogun Energy, Inc.
C&C, LLC	Shogun Energy, Inc.
Licensor	Licensee

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